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                                                                     Exhibit 5.1

                 [LETTERHEAD OF REED SMITH SHAW & MCCLAY LLP]

                                                      May 31, 2000
Keystone Financial, Inc.
One Keystone Plaza
North Front and Market Streets
P.O. Box 3660
Harrisburg, PA 17105-3660

     Re:       Registration Statement on Form S-8
               for the 2000 Employee Stock Purchase Plan
               -----------------------------------------

Gentlemen:

          We have acted as counsel to Keystone Financial, Inc., a Pennsylvania corporation (the "Corporation"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 250,000 shares of Common Stock, par value $2.00 per share, of the Corporation (the "Common Stock") which may be issued and sold to eligible employees of the Corporation and its subsidiaries under the Corporation's 2000 Employee Stock Purchase Plan (the "Plan"). Either authorized but unissued or treasury shares of Common Stock may be issued under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Corporation and reissued under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

          In connection with this opinion, we have examined, among other things:

               (1) a form of resolutions adopted by the Board of Directors of the Corporation (the "Board") on March 23, 2000, adopting the Plan, authorizing the issuance of up to 1,000,000 shares of Common Stock under the terms and conditions of the Plan and reserving 1,000,000 shares of Common Stock for such purpose;

               (2) the Restated Articles of Incorporation and Bylaws of the Corporation, as amended to date; and

               (3)  the Plan as adopted by the Board.

          The Plan and the resolutions of the Board referred to above provide that the issuance of shares of Common Stock under the Plan is subject to the prior approval of the Plan by the Corporation's shareholders. Our opinion below assumes that prior to the earlier of (i) any issuance and sale of Common Stock under the Plan and (ii) May 23, 2001, the Plan will have been approved by a majority of the votes cast at a duly called and convened meeting of the Corporation's shareholders.
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                                      -2-

Reed Smith Shaw & McClay LLP


Keystone Financial, Inc.                                          May 31, 2000


          Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion the 250,000 shares of Common Stock being registered and which may be issued by the Corporation under the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan, such shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                         Yours truly,

                                         /s/ Reed Smith Shaw & McClay LLP

                                         REED SMITH SHAW & McCLAY LLP